Exhibit 10.T
JOHNSON CONTROLS, INC.
2003 STOCK PLAN
FOR OUTSIDE DIRECTORS
1.	Establishment. JOHNSON CONTROLS, INC. (the “Company”) hereby establishes a plan for the members of its Board of Directors who are not officers or employees of the Company or any of its subsidiaries (“Outside Directors”), as described herein, which shall be known as the JOHNSON CONTROLS, INC. 2003 STOCK PLAN FOR OUTSIDE DIRECTORS (the “Plan”). This Plan is amended and restated as of October 1, 2006.

2.	Purpose. The purpose of the Plan is to advance the Company’s growth and success and to advance its interests by attracting and retaining well-qualified Outside Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum efforts for the long-term success of the Company’s business.

3.	Effective Date of the Plan. The effective date of the Plan is October 1, 2003, subject to its approval by the shareholders of the Company at the annual meeting to be held on January 28, 2004.

4.	Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of Section 8, the total number of shares of common stock of the Company (“Common Stock”), available for awards under this Plan shall not exceed 80,000 shares. Shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof.

5.	Administration.
(a)	The Plan shall be administered by the Corporate Governance Committee (the “Committee”) of the Board of Directors.

(b)	Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to the extent provided by law.

(c)	The members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney’s fees) arising from any act, omission, interpretation, construction or determination made in connection with the Plan to the full extent permitted by law and under any directors and officers liability insurance that may be in effect from time to time.

(d)	A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

6.	Grants of Common Stock. Each Outside Director shall be granted Common Stock as follows:
(a)	Initial Grants [prior to October 1, 2006]. On and after January 28, 2004 [and prior to October 1, 2006], any individual, other than an individual who was serving on the Board of Directors prior to that date, who is elected or appointed to the Board of Directors as an Outside Director shall be granted 800 shares of Common Stock upon such Director’s election or appointment.

(b)	Subsequent Grants prior to October 1, 2006. On January 28, 2004 and on the date of each subsequent annual meeting of shareholders of the Company (“Grant Date”) that occurs prior to October 1, 2006, an Outside Director, if elected, re-elected or retained as an Outside Director at such meeting, shall be granted such number of shares of Common Stock, rounded down to the nearest whole share, whose value on the Grant Date shall equal fifty (50) percent of the annual retainer fee voted by the Board of Directors, exclusive of any meeting or committee fees. The value of a share of Common Stock on the Grant Date means the closing sales price on that date, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange or as otherwise determined by the Committee. The remaining percent of the annual retainer fee, both for Outside Directors serving on January 28, 2004 and Outside Directors who may begin serving on the Board of Directors thereafter, shall be paid in cash at that time less any required withholdings for taxes and related charges. Prior to October 1, 2006, Directors elected during the year shall be granted a proportionate share of the annual retainer fee at the time of their election, with fifty (50) percent each in Common Stock and cash as set forth above. The Committee shall have the right to reduce the percentage of the retainer fee to be paid in Common Stock in any calendar year, provided that such reductions may be made only one time in each calendar year.

(c)	Grants on and after October 1, 2006. Effective October 1, 2006, an Outside Director in office on November 15, 2006, and thereafter, an Outside Director in office on the first business day coincident with or following the first day of each calendar quarter (each, a “Grant Date”), shall be granted such number of shares of Common Stock, rounded down to the nearest whole share, whose value on the Grant Date shall equal fifty percent (50%) of the aggregate fees voted by the Board of Directors to be paid to such director on such date. The value of a share of Common Stock on the Grant Date means the closing sales price on that date, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange. The remaining fifty percent (50%) of the aggregate fees to be paid to such director shall be paid in cash on the Grant Date. The Committee shall have the right to reduce the percentage of the fees to be paid in Common Stock in any fiscal year.

(d)	Deferral of Grants. An Outside Director may defer receipt of all or any portion of the Common Stock and/or cash received pursuant to Section 6(b) or (c) in accordance with the terms and conditions of the Johnson Controls, Inc. Deferred

Compensation Plan for Certain Directors (the “Deferred Compensation Plan”). An Outside Director may not defer receipt of any portion of the Common Stock received pursuant to Section 6(a).
7.	Termination of Service as Outside Director. If an Outside Director ceases to serve on the Board of Directors, then all rights to receive Common Stock hereunder shall terminate immediately.

8.	Adjustment Provisions. In the event of any change in the shares of the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares or otherwise, the aggregate number of shares available under this Plan shall be appropriately adjusted by the Committee, using the same standards and/or formulas as it uses in making adjustments under the Johnson Controls, Inc. 2000 Stock Option Plan and, upon its approval by the Company’s shareholders, the Johnson Controls, Inc. 2007 Stock Option Plan.

9.	Termination and Amendment of Plan. The Board of Directors (acting through the Committee to the extent permitted by law) may at any time terminate the Plan and may amend the Plan, not more often than once in any six month period, as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Company make any modifications which, under Rule 16b-3 or the rules of the New York Stock Exchange, require such approval.

10.	Rights as a Shareholder. An Outside Director shall have no rights as a shareholder with respect to Common Stock granted under this Plan until the date of issuance of the stock certificate to him or her. No adjustment will be made for dividends or other rights for which the record date is prior to the date such Common Stock is issued. All dividends and voting rights accrue as of the Grant Date to the Outside Director.

11.	Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Wisconsin and construed in accordance therewith, to the extent not otherwise governed by the Internal Revenue Code or the laws of the United States.

12.	Unfunded Plan. This Plan shall be unfunded. No person shall have any rights greater than those of a general creditor of the Company.

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